Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2016, relating to the financial statements and financial highlights which appears in the October 31, 2016 Annual Report to Shareholders of PowerShares Active U.S. Real Estate Fund, PowerShares Multi-Strategy Alternative Portfolio, PowerShares S&P 500 Downside Hedged Portfolio and PowerShares Variable Rate Investment Grade Portfolio (each a series of the PowerShares Actively Managed Exchange-Traded Fund Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 23, 2017